10(c)(2)

              AMENDMENT TO THE EMPLOYMENT AGREEMENT
              BY AND BETWEEN MICHAEL H. MAGUSIAK AND
                     SHOWBIZ PIZZA TIME, INC.


     This Amendment (the "Amendment") is executed as of this 11th day of December, 1997, by and between Michael H. Magusiak
("Employee") and ShowBiz Pizza Time, Inc., a Kansas corporation
("Employer").

                            RECITALS:

     WHEREAS, on January 3, 1997, Employee and Employer entered into that certain Employment Agreement, which was effective as of January 6, 1997 (the "Agreement"), whereby the Employee agreed to serve in the employ of Employer through the last day of the fiscal year of the Employer ending on or about December 31, 1999; and

     WHEREAS, Employer desires to amend said Agreement to extend the term of the Agreement, award stock options, and amend the automobile allowance for Employee:

     NOW, THEREFORE, the Agreement is hereby amended in the following respects:

     Paragraph 2 is hereby amended to read as follows:

          "2.   Term. Subject to the provisions
          regarding termination set forth in Sections
          14, 15, and 16 hereof, the initial term of ths
          Agreement shall begin as of January 6, 1997
          (the "Effective Date") and shall terminate on the last day of the fiscal year of the Company ending on or about December 31, 2000 (the
          "Initial Term")."

     The Agreement is hereby amended to include Paragraph 4.1 which shall read as follows:

          "4.1.   Stock Options.  Employee has received
          from the Company on December 11, 1997 options
          (the "Stock Options) to purchase twenty-five thousand (25,000) shares of the Company's
          Common stock, par value $.10 per share
          ("Common Stock") pursuant to the ShowBiz Pizza
          Time, Inc. Non-Statutory Stock Option Plan.
          Of the Stock Options granted as described in this Section 4.1, 100% of the options shall vest after December 11, 2000."
     Paragraph 7 is hereby amended to read as follows:

          "7.   Automobile.  Employer shall pay to
          Employee the sum of One Thousand Dollars
          ($1,000.00) per month (subject to adjustment from time to time in direct proportion to generally applicable adjustment by the Company to its automobile allowances) to reimburse
          Employee for the use of Employee's automobile in the performance of his duties under this Agreement and Employer shall further pay directly or by reimbursement to Employee (as
          Employer and Employee may from time to time agree) the premiums upon a policy of collision and liability insurance covering such automobile. All other costs and expenses incurred in the operation and maintenance of Employee's automobile, including but not limited to the cost of all fuel, oil, maintenance and repairs, shall be paid solely by Employee."

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of December 11, 1997.


                                   EMPLOYER:

                                   SHOWBIZ PIZZA TIME, INC.


                                   By:  ----------------------
                                        Richard M. Frank
                                        Chief Executive Officer



                                   EMPLOYEE:


                                        ----------------------
                                        Michael H. Magusiak